Exhibit 99.1

WD-40 Company Reports Fourth  Quarter and Fiscal Year 2015 Financial Results

~ Company reports diluted earnings per common share of $3.04 for fiscal year 2015 ~

~  Impacts of changing foreign currency exchange rates significantly reduced Company’s net sales in fiscal year 2015 ~

SAN DIEGO – October 15, 2015 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its fiscal fourth quarter and fiscal year ended August 31, 2015.

Financial Highlights and Summary

•

Total net sales for the fourth quarter were  $92.0 million, a decrease of 6 percent compared to the prior year fiscal quarter. Total net sales for the full fiscal year were $378.2 million, a decrease of 1 percent from the prior fiscal year.

•

Translation of the Company’s foreign subsidiary results to U.S. dollars had an unfavorable impact on sales for the current quarter and year to date. On a constant currency basis, total net sales were $96.2 million for the fourth quarter and $389.1 million for the full fiscal year.

•

Net income for the  fourth quarter was $11.7 million, an increase of 2 percent compared to the prior year fiscal quarter. Net income for the full fiscal year was $44.8 million, an increase of 2 percent from the prior fiscal year.

•

Diluted earnings per share were $0.80 in the fourth quarter, compared to $0.77 per share for the prior year fiscal quarter. Diluted earnings per share for the full fiscal year were $3.04 compared to $2.87 in the prior fiscal year.

•

Gross margin was 54.3 percent in the fourth quarter compared to 52.7 percent in the prior year fiscal quarter. Gross margin for the full fiscal year was 52.9 percent, compared to 51.9 percent in the prior fiscal year.

•

Selling, general and administrative expenses were down 3 percent in the fourth quarter to $27.4 million when compared to the prior year fiscal quarter. Selling, general and administrative expenses remained relatively constant at $108.9 million and $108.6 million for fiscal years 2015 and 2014, respectively.

•

Advertising and sales promotion expenses were up 2 percent in the fourth quarter to $6.0 million compared to the prior year fiscal quarter and were down 4 percent for the full fiscal year to $22.9 million compared to the prior fiscal year.

“Fiscal year 2015 was a year of solid operating performance that was obscured by the impacts of political events, economic instability, a strong U.S. dollar and a particularly weak euro against the pound sterling,” said Garry Ridge, WD-40 Company’s president and chief executive officer.  “We have built a global company and approximately 40 percent of our sales are currently generated in currencies other than the U.S. dollar. With this comes risk.  If you take both translation and transaction exposure into consideration, changes in foreign currency exchange rates reduced our total net sales by approximately $16 million for fiscal year 2015.

“Despite the challenged macroeconomic environment we made solid progress against our strategic initiatives and in local currencies delivered growth in all but a few of our markets around the world. We are very excited that we launched our newest product, WD-40 EZ-REACH™, in the U.S. during our fourth quarter and initial point of sale results have been encouraging.

“Equally exciting, our WD-40 Specialist® product line celebrated its fourth birthday in August of 2015 by achieving a global growth rate of 24 percent for the full fiscal year,” concluded Ridge.

Net Sales by Product Group (in thousands):

	Three Months Ended August 31,			Fiscal Year Ended August 31,
	2015	2014	% Change	2015	2014	% Change
Maintenance products	$80,301	$85,218	(6)%	$333,306	$337,825	(1)%
Homecare and cleaning products	11,680	12,404	(6)%	44,844	45,172	(1)%
Total	$91,981	$97,622	(6)%	$378,150	$382,997	(1)%

•

Net sales of maintenance products, which are considered the primary focus for the Company, decreased 6 percent in the fourth fiscal quarter and 1 percent for the full fiscal year when compared to the prior fiscal year periods. The decline in the both periods was driven primarily by the unfavorable impacts of changes in foreign currency exchange rates in EMEA and economic and political instability in Eastern Europe.

•

Net sales of homecare and cleaning products decreased 6 percent in the fourth fiscal quarter and 1 percent for the full fiscal year when compared to the prior fiscal year periods. The homecare and cleaning products, particularly those in the U.S., are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as net sales of maintenance products grow per the execution of the Company’s strategic initiatives.

Net Sales by Segment (in thousands):

	Three Months Ended August 31,			Fiscal Year Ended August 31,
	2015	2014	% Change	2015	2014	% Change
Americas	$48,125	$46,440	4%	$187,344	$180,806	4%
EMEA	33,242	40,063	(17)%	136,847	151,368	(10)%
Asia-Pacific	10,614	11,119	(5)%	53,959	50,823	6%
Total	$91,981	$97,622	(6)%	$378,150	$382,997	(1)%

•

Net sales by segment as a percent of total net sales were as follows: for the Americas, 52 percent for the fourth quarter and 50 percent for the full fiscal year; for EMEA, 36 percent for both the fourth quarter and the full fiscal year; and for Asia-Pacific, 12 percent for the fourth quarter and 14 percent for the full fiscal year.

•

The increase in net sales in the Americas in both the fourth quarter and full fiscal year was primarily due to strong maintenance product sales in the United States and Latin America driven by expanded distribution and increased promotional activities.  These increases were partially offset by net sales declines in Canada due primarily to the unfavorable impacts of changes in foreign currency exchange rates period over period.

•

The decrease in net sales in EMEA in both the fourth quarter and full fiscal year was primarily driven by the unfavorable impacts of changes in foreign currency exchange rates, primarily in the Company’s euro-based direct markets, as well as decreased net sales in the Company’s distributor markets in Eastern Europe due to political and economic instability in Ukraine and Russia.  On a constant currency basis, EMEA sales for the fourth quarter would have decreased by $4.1 million or 10% compared to the prior fiscal period and for the full fiscal year would have decreased by $7.1 million or 5% compared to the prior fiscal year.

•

The decrease in net sales in Asia-Pacific during in the fourth quarter was driven primarily by the high level of purchases made by our customers in the fourth quarter of fiscal year 2014 in advance of price increases implemented in the Asia region in the first quarter of fiscal year 2015 as well as the unfavorable impacts of changes in foreign currency exchange rates in Australia. The increase in net sales for the full fiscal year was primarily due to new distribution and promotional activities throughout the segment.

Dividend and Share Repurchase

As previously announced, WD-40 Company’s board of directors declared on Friday,  October 2, 2015 the regular quarterly cash dividend of $0.38 per share payable on October 30, 2015 to shareholders of record on October 16, 2015.

On October 14, 2014 the board of directors approved a share repurchase plan.  The plan became effective at the beginning of the third quarter of fiscal year 2015. Under the plan, the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2016. The timing and the amount of any repurchases of common stock will be determined by management based on its evaluation of market conditions and other factors. During the period from March 1, 2015 through August 31, 2015, the Company repurchased $15.7 million in shares under this plan.

Fiscal Year 2016 Guidance

The Company issued guidance for fiscal year 2016 as follows:

•	Net sales growth is projected to be between 6.0 and 8.0 percent with net sales expected to be between $400 million and $408 million.
•	Gross margin for the full year is expected to be near 53 percent.
•	Advertising and promotion expenses are projected to be between 6.0 percent and 7.0 percent of net sales.
•	Net income is projected to be between $47 million and $48 million.
•	Diluted earnings per share is expected to be between $3.26 and $3.33 based on an estimated 14.4 million weighted average shares outstanding.

This guidance does not include any future acquisitions or divestitures, and assumes that foreign currency exchange rates will remain close to current levels.

Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view other supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company markets its maintenance products and its homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®, X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $378 million in fiscal year 2015 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements.

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for maintenance products; expected levels of promotional and advertising spending; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; and forecasted foreign currency exchange rates and commodity prices.  Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “estimate” and similar expressions.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents. More detailed information will be available in WD-40 Company's Form 10-K report for the period ended August 31, 2015 which the Company expects to file with the SEC on October 22, 2015.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of October 15, 2015, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Table Notes

(1)

The Company markets maintenance products under the WD-40® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BIKETM product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no  vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava® and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.

WD-40 COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	August 31,	August 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$53,896	$57,803
Short-term investments	48,603	45,050
Trade accounts receivable, less allowance for doubtful
accounts of $491 and $406 at August 31, 2015
and 2014, respectively	58,750	63,618
Inventories	32,052	34,989
Current deferred tax assets, net	5,824	5,855
Other current assets	6,127	8,339
Total current assets	205,252	215,654
Property and equipment, net	11,376	9,702
Goodwill	96,409	95,499
Other intangible assets, net	22,961	23,671
Other assets	3,259	3,154
Total assets	$339,257	$347,680

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$17,128	$18,031
Accrued liabilities	15,200	18,382
Revolving credit facility, current portion	-	98,000
Accrued payroll and related expenses	13,357	15,969
Income taxes payable	2,287	1,529
Total current liabilities	47,972	151,911
Revolving credit facility	108,000	-
Long-term deferred tax liabilities, net	23,145	24,253
Other long-term liabilities	2,282	2,101
Total liabilities	181,399	178,265

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,546,888 and 19,464,310 shares issued at August 31, 2015 and 2014,
2014, respectively; and 14,450,490 and 14,754,362 shares outstanding at
August 31, 2015 and 2014, respectively	20	19
Additional paid-in capital	141,651	136,212
Retained earnings	260,683	237,596
Accumulated other comprehensive income (loss)	(8,722)	1,103
Common stock held in treasury, at cost ― 5,096,398 and 4,709,948
shares at August 31, 2015 and 2014, respectively	(235,774)	(205,515)
Total shareholders' equity	157,858	169,415
Total liabilities and shareholders' equity	$339,257	$347,680

WD-40 COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	(Unaudited)
	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2015	2014	2015	2014

Net sales	$91,981	$97,622	$378,150	$382,997
Cost of products sold	42,009	46,139	177,972	184,144
Gross profit	49,972	51,483	200,178	198,853

Operating expenses:
Selling, general and administrative	27,449	28,340	108,873	108,577
Advertising and sales promotion	5,970	5,841	22,876	23,922
Amortization of definite-lived intangible assets	759	687	3,039	2,617
Total operating expenses	34,178	34,868	134,788	135,116

Income from operations	15,794	16,615	65,390	63,737

Other income (expense):
Interest income	159	171	584	596
Interest expense	(293)	(293)	(1,205)	(1,002)
Other (expense) income, net	126	82	(1,659)	(372)
Income before income taxes	15,786	16,575	63,110	62,959
Provision for income taxes	4,063	5,034	18,303	19,213
Net income	$11,723	$11,541	$44,807	$43,746

Earnings per common share:
Basic	$0.80	$0.78	$3.05	$2.89
Diluted	$0.80	$0.77	$3.04	$2.87

Shares used in per share calculations:
Basic	14,479	14,834	14,582	15,072
Diluted	14,542	14,909	14,649	15,148

WD-40 COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fiscal Year Ended August 31,
	2015	2014
Operating activities:
Net income	$44,807	$43,746
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	6,464	5,860
Net gains on sales and disposals of property and equipment	(71)	(39)
Deferred income taxes	(1,334)	(736)
Excess tax benefits from settlements of stock-based equity awards	(1,205)	(831)
Stock-based compensation	2,782	2,263
Unrealized foreign currency exchange losses (gains), net	2,086	(66)
Provision for bad debts	302	218
Changes in assets and liabilities:
Trade accounts receivable	(314)	(5,821)
Inventories	2,037	(2,237)
Other assets	1,731	(2,209)
Accounts payable and accrued liabilities	(2,464)	(560)
Accrued payroll and related expenses	(2,722)	(3,047)
Income taxes payable	2,737	2,001
Other long-term liabilities	228	188
Net cash provided by operating activities	55,064	38,730

Investing activities:
Purchases of property and equipment	(5,784)	(4,085)
Proceeds from sales of property and equipment	333	331
Purchases of intangible assets	-	(1,799)
Acquisition of business	(4,117)	-
Purchases of short-term investments	(10,575)	(7,710)
Maturities of short-term investments	3,192	2,760
Net cash used in investing activities	(16,951)	(10,503)

Financing activities:
Treasury stock purchases	(30,259)	(42,773)
Dividends paid	(21,720)	(20,184)
Proceeds from issuance of common stock	2,111	1,284
Excess tax benefits from settlements of stock-based equity awards	1,205	831
Proceeds from revolving credit facility	10,000	35,000
Net cash used in financing activities	(38,663)	(25,842)
Effect of exchange rate changes on cash and cash equivalents	(3,357)	1,984
Net (decrease) increase in cash and cash equivalents	(3,907)	4,369
Cash and cash equivalents at beginning of period	57,803	53,434
Cash and cash equivalents at end of period	$53,896	$57,803